Exhibit 99.1

June 29, 2005

Contacts: (media) Marybeth Thorsgaard: 763-764-6364
(analysts) Kris Wenker: 763-764-2607

GENERAL MILLS REPORTS FISCAL 2005 RESULTS

Earnings per Share Up 18 Percent Including Gain from Business Divestitures

Dividend Increased 6 Percent to New Annual Rate of $1.32 per Share

Company Provides Fiscal 2006 Outlook

        MINNEAPOLIS, MINN. — General Mills (NYSE: GIS) today reported results for the fourth quarter and full 2005 fiscal year. In 2005, the fourth quarter and full year contained the usual 13 and 52 weeks, respectively. Last year, General Mills’ fourth quarter and annual results each included an extra week.

Fiscal 2005 Financial Highlights

For the fiscal year ended May 29, 2005, General Mills’ net sales grew 2 percent to $11.24 billion. Earnings after tax grew 18 percent to reach $1,240 million. This included a gain of $284 million after tax from businesses divested during 2005, partially offset by $87 million after-tax expense associated with the redemption of $760 million principal amount of General Mills’ notes due in 2012. Diluted earnings per share grew to $3.08, up 18 percent from $2.60 in fiscal 2004. These earnings per share results reflect the company’s adoption of accounting standard EITF 04-8 pertaining to contingently convertible debt, which reduced reported earnings per share in both years.

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        Net results for both years also include certain identified costs (described in detail below) which primarily relate to restructuring actions taken subsequent to the company’s fiscal 2002 acquisition of Pillsbury, and other merger-related costs. These expenses totaled $65 million after tax in 2005 and $39 million after tax in 2004. Excluding these identified costs, the impact of the adoption of EITF 04-8, and the net gain from divestitures and debt repurchase expense, diluted earnings per share in 2005 would have totaled $2.92 compared to $2.85 in 2004.

        Chairman and Chief Executive Officer Steve Sanger said 2005 was a successful year for the company. “On a comparable 52-week basis, our net sales grew 3 percent, outpacing 2 percent growth in unit volume. Operating profit results in total reflected the significant input cost inflation we experienced in 2005; however, the Bakeries and Foodservice division met its goal of matching last year’s profits and our International division posted strong profit growth. In addition, after-tax earnings from joint ventures grew 20 percent to reach $89 million. And the strong cash flows that we generated enabled us to pay increased shareholder dividends and invest $430 million in capital to support future growth, while we paid down $2 billion of our debt balance.”

Fourth Quarter Results

Net sales for the fourth quarter of 2005 totaled $2.72 billion, 3 percent below prior-year results that included the extra week. Earnings after tax totaled $460 million, up 65 percent. This included the gain recorded from dispositions of the company’s 40.5 percent interest in Snack Ventures Europe and the Lloyd’s barbeque entrees business, as well as the debt repurchase expenses described above. Fourth-quarter diluted earnings per share totaled $1.14 compared to 68 cents a year earlier.

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        Identified items expenses totaled $25 million after tax in the fourth quarter of 2005 and $8 million after tax in the fourth quarter of 2004. Excluding these identified costs, the accounting rule change, and the net gain from business dispositions and debt repurchases, fourth quarter diluted earnings per share would have totaled 64 cents in 2005 and 74 cents in 2004.

Accounting Standard EITF 04-8

During 2005, General Mills adopted EITF 04-8, which requires contingently convertible debt to be treated as if it had already been converted to common shares when calculating EPS. For General Mills, this results in the addition of 29 million shares to the total diluted shares outstanding until the contingently convertible debentures issued in October 2002 are redeemed. General Mills has restated diluted shares outstanding and diluted EPS beginning with the second quarter of fiscal 2003.

Identified Items Expense

General Mills recorded certain costs in 2005 and 2004. These costs include: the restructuring and other exit costs segregated on the consolidated statement of earnings; associated costs (primarily accelerated depreciation) included in cost of sales; and merger-related costs included in selling, general and administrative expense. We have separately identified these costs because they represent expenses associated with infrequently occurring events, and we believe identifying them improves the comparability of year-to-year results of operations.

        We also have separately discussed the gain from divestitures, the debt repurchase expenses and the effect of the accounting rule change because we believe doing so improves the comparability of year-to-year results of operations.

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        A reconciliation of earnings and EPS with and without these factors appears in the table below. Earnings and EPS excluding these items are measures of performance that are not defined by generally accepted accounting principles (GAAP) and should be viewed in addition to, and not in lieu of, net earnings and diluted EPS as reported on a GAAP basis. Please refer to the consolidated financial statements and accompanying footnotes for additional information regarding these items, and for presentation of results in accordance with GAAP.

FOURTH QUARTER / FISCAL YEAR EARNINGS SUMMARY
(in millions, except per share data)

	Fourth Quarter		Fiscal Year
	2005	2004	2005	2004

Earnings After Tax (EAT)
Before identified items, divestitures gain and debt repurchases	$243	$286	$1,108	$1,094
Restructuring and other exit costs, and associated costs	(25)	(8)	(65)	(17)
Merger-related costs	—	—	—	(22)
Divestitures – gain	329	—	284	—
Debt repurchases	(87)	—	(87)	—

Net Earnings	$460	$278	$1,240	$1,055

Avg. Diluted Shares Outstanding
Diluted shares outstanding, excluding shares on contingently
convertible debt	378	386	380	384
Shares on contingently convertible debt	29	29	29	29

Diluted Shares Outstanding	407	415	409	413

Diluted Earnings per Share
Before identified items, divestitures gain, debt repurchases and
EITF 04-8 calculation	$.64	$.74	$2.92	$2.85
Restructuring and other exit costs, and associated costs	(.07)	(.02)	(.17)	(.04)
Merger-related costs	—	—	—	(.06)
Divestitures – gain	.87	—	.75	—
Debt repurchases	(.23)	—	(.23)	—
Adjustment for EITF 04-8 accounting treatment*	(.07)	(.04)	(.19)	(.15)

Diluted EPS	$1.14	$.68	$3.08	$2.60

*Adjustment for EITF 04-8 includes add-back of after-tax interest expense and increase in shares outstanding.

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U.S. Retail Segment Results

Net sales for General Mills’ U.S. Retail operations totaled $7.78 billion in 2005, essentially matching last year’s 53-week sales results. Unit volume grew 1 percent, with five of the company’s six major product divisions recording gains. Segment operating profits totaled $1.72 billion, 5 percent below prior-year results as volume growth and productivity savings did not offset the impact of unfavorable sales mix, higher promotional expense and higher input costs.

        Yoplait yogurt volume grew 11 percent in 2005, led by Yoplait Light and other six-ounce cup varieties. Unit volume increases for Nature Valley snack bars and Pop Secret microwave popcorn fueled 2 percent overall volume growth for Snacks. Pillsbury USA, Baking Products and the Meals Division each posted unit volume gains of 1 percent. Big G cereal shipments declined 5 percent, as pricing and promotional shifts underway in the U.S. ready-to-eat cereal category impacted merchandised volume levels in the second half of the year. Excluding the extra week from prior-year results, total U.S. Retail unit volume would have increased 3 percent in 2005. Consumer purchases of the company’s products grew essentially in line with shipments.

        Fourth quarter net sales for U.S. Retail totaled $1.81 billion and operating profits totaled $377 million. Both figures represent declines from 2004 results that included 14 weeks. Similarly, unit volume was down 4 percent. However, excluding the extra week in 2004, fourth-quarter unit volume represented a 3 percent increase. Consumer purchases of the company’s products outpaced unit volume growth in the final quarter, as composite retail sales grew 4 percent.

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Bakeries & Foodservice Segment Results

Bakeries & Foodservice net sales totaled $1.74 billion in 2005 compared to $1.76 billion in 2004. Operating profits totaled $134 million, essentially matching prior-year results. Unit volume declined 5 percent overall. While shipments to convenience store and vending customers rose 17 percent, that strong growth was more than offset by volume declines with foodservice distributors, restaurants and bakery accounts. Excluding last year’s extra week, total Bakeries and Foodservice unit volume would have been down 3 percent in 2005.

        For the fourth quarter, net sales totaled $450 million and operating profits totaled $40 million. Unit volume was 7 percent below last year’s fourth-quarter results. On a comparable 13-week basis, however, unit volume was up 1 percent for the period.

International Segment Results

International net sales grew 11 percent in 2005 to reach $1.72 billion. Unit volume increased 5 percent, and favorable currency exchange contributed 6 points of the net sales increase. Operating profits grew to $171 million compared to $119 million in 2004, fueled by volume growth, favorable currency and productivity gains. All four geographic regions — Canada, Europe, Latin America and Asia/Pacific — posted unit volume gains for the year. On a comparable 52-week basis, International unit volume grew 6 percent in 2005.

        Fourth-quarter International net sales totaled $456 million and operating profits were $54 million. Fourth quarter unit volume was up 3 percent. On a comparable 13-week basis, unit volume was up 5 percent for the period.

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Joint Venture Summary

Earnings after tax from joint ventures totaled $89 million in 2005, up 20 percent from $74 million in 2004. The 2005 results include just nine months of contribution from Snack Ventures Europe, as General Mills’ 40.5 percent share of this joint venture was redeemed for $750 million in February 2005.

        Cereal Partners Worldwide, the company’s joint venture with Nestle, continued to generate good growth. General Mills’ proportionate share of CPW net sales increased to $666 million in 2005 and unit volume grew 4 percent. The company’s Haagen-Dazs joint ventures in Asia posted 3 percent volume growth for the year. 8th Continent, the company’s U.S. joint venture with Dupont, achieved strong double-digit volume growth and increased its dollar share of the refrigerated soymilk category to 16 percent.

        Fourth quarter earnings after tax from joint ventures declined to $16 million, reflecting the absence of contributions from Snack Ventures Europe in this year’s final period.

Corporate Items

General Mills’ total debt as of May 29, 2005, was $6,192 million, down $2,034 million from the end of fiscal 2004. Net interest expense in 2005 totaled $455 million, down 10 percent from the prior year due to the lower debt level, favorable rates, and $12 million of interest income recorded in the third quarter from the resolution of certain tax issues. The effective tax rate was 34.1 percent in the fourth quarter and 36.6 percent for the fiscal year, including the impact of taxes on the gain from business dispositions. Average diluted shares outstanding for the year decreased 1 percent to 409 million. For the fourth quarter, average diluted shares outstanding were 407 million, 2 percent below the year-ago period.

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Dividend Increased to $1.32 Annualized Rate

As previously announced on June 27, 2005, the General Mills Board of Directors declared a 6 percent increase in the quarterly dividend payable August 1, 2005, to shareholders of record July 11, 2005. The new annualized rate is $1.32 per share. General Mills and its predecessor firm have paid dividends without interruption or reduction for 106 years.

Outlook

Sanger said that 2005 marked the end of a transitional period for General Mills that followed the $10 billion acquisition of Pillsbury in fiscal 2002. Earnings results during that transition period included significant restructuring charges and costs related to the merger, which General Mills separately identified in its earnings guidance and reported results. EPS results for the company also reflected the fact that General Mills suspended open-market share repurchase activity in recent years to focus on debt reduction.

        Beginning in fiscal 2006, General Mills will no longer forecast identified expenses separately in its earnings guidance. The company intends to renew share repurchase activity in 2006, and expects share repurchases to be a source of EPS growth in 2006 and beyond.

        “We think General Mills is well-positioned to deliver low single-digit growth in net sales, mid single-digit growth in operating profits, and high single-digit growth in earnings per share,” Sanger said. “Over the next three to five years, our goal is to deliver good growth while improving our return on capital by an average of 50 basis points a year. We believe this financial performance, together with dividend yield, should result in consistent, double-digit returns to General Mills shareholders.”

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        For fiscal 2006, the company said it is targeting low single-digit growth in net sales, and mid single-digit growth in operating profits driven by margin recovery in the U.S. Retail segment. Guidance for diluted EPS is a decline of 8 to 10 percent from $3.08 in 2005, which included the large net gain from dispositions. 2005 diluted EPS excluding that net gain, the impact of EITF 04-8, and approximately 8 cents contributed by divested businesses would have totaled $2.67. From this adjusted base, the company said it expects diluted EPS growth of 7 to 8 percent in 2006.

ADJUSTED 2005 BASE FOR EPS

Fiscal 2005
Diluted EPS	$ 3.08
Add Back EITF 04-8 Impact	+ .19
Subtract one-time Net Gain from Divestitures and Debt Repurchases	- .52
Subtract SVE & Lloyd’s Earnings	- .08

Adjusted EPS	$ 2.67

General Mills will hold a briefing for investors today, June 29, 2005, beginning at 8:00 a.m. EDT. You may access the web cast from General Mills’ corporate home page: www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future volume and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; actions of competitors other than as described above; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards and labeling and advertising regulations; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; benefit plan expenses due to changes in plan asset values and/or discount rates used to determine plan liabilities; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

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GENERAL MILLS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Fiscal 2005 Unaudited) (In Millions, Except per Share Data)

	52 Weeks Ended May 29, 2005	53 Weeks Ended May 30, 2004	52 Weeks Ended May 25, 2003
Net Sales	$11,244	$11,070	$10,506

Costs and Expenses:
Cost of sales	6,834	6,584	6,109
Selling, general and administrative	2,418	2,443	2,472
Interest, net	455	508	547
Restructuring and other exit costs	84	26	62
Divestitures (gain)	(499)	—	—
Debt repurchase costs	137	—	—

Total Costs and Expenses	9,429	9,561	9,190

Earnings before Income Taxes and
Earnings from Joint Ventures	1,815	1,509	1,316

Income Taxes	664	528	460

Earnings from Joint Ventures	89	74	61

Net Earnings	$1,240	$1,055	$917

Earnings per Share – Basic	$3.34	$2.82	$2.49

Earnings per Share – Diluted	$3.08	$2.60	$2.35

See accompanying notes.

GENERAL MILLS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited) (In Millions, Except per Share Data)

	13 Weeks Ended May 29, 2005	14 Weeks Ended May 30, 2004
Net Sales	$2,719	$2,789

Costs and Expenses:
Cost of sales	1,669	1,675
Selling, general and administrative	590	586
Interest, net	110	124
Restructuring and other exit costs	38	12
Divestitures (gain)	(499)	—
Debt repurchase costs	137	—

Total Costs and Expenses	2,045	2,397

Earnings before Income Taxes and
Earnings from Joint Ventures	674	392

Income Taxes	230	137

Earnings from Joint Ventures	16	23

Net Earnings	$460	$278

Earnings per Share – Basic	$1.25	$.74

Earnings per Share – Diluted	$1.14	$.68

See accompanying notes.

GENERAL MILLS, INC.
OPERATING SEGMENTS
(Fiscal 2005 and Quarterly Periods Unaudited) (In Millions)

	13 Weeks Ended May 29, 2005	14 Weeks Ended May 30, 2004	Fiscal Year Ended
			May 29, 2005	May 30, 2004	May 25, 2003
Net Sales:
U.S. Retail	$1,813	$1,907	$7,779	$7,763	$7,407
Bakeries and Foodservice	450	465	1,740	1,757	1,799
International	456	417	1,725	1,550	1,300

Total	$2,719	$2,789	$11,244	$11,070	$10,506

Operating Profit:
U.S. Retail	$377	$461	$1,719	1,809	$1,754
Bakeries and Foodservice	40	38	134	132	156
International	54	37	171	119	91

Total	471	536	2,024	2,060	2,001

Unallocated corporate items	(11)	(8)	(32)	(17)	(76)
Interest, net	(110)	(124)	(455)	(508)	(547)
Restructuring and other exit costs	(38)	(12)	(84)	(26)	(62)
Divestitures – gain	499	—	499	—	—
Debt repurchase costs	(137)	—	(137)	—	—

Earnings before income taxes and
earnings from joint ventures	$674	$392	$1,815	$1,509	$1,316

GENERAL MILLS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Fiscal 2005 Unaudited) (In Millions)

	May 29, 2005	May 30, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$573	$751
Receivables	1,034	1,010
Inventories	1,037	1,063
Prepaid expenses and other current assets	203	222
Deferred income taxes	208	169

Total Current Assets	3,055	3,215

Land, Buildings and Equipment, at Cost	5,468	5,319
Less accumulated depreciation	(2,461)	(2,208)

Net Land, Buildings and Equipment	3,007	3,111
Goodwill	6,684	6,684
Other Intangible Assets	3,636	3,641
Other Assets	1,684	1,797

Total Assets	$18,066	$18,448

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,136	$1,110
Current portion of long-term debt	59	233
Notes payable	299	583
Other current liabilities	1,111	831

Total Current Liabilities	2,605	2,757
Long-term Debt	5,834	7,410
Deferred Income Taxes	1,851	1,773
Other Liabilities	967	961

Total Liabilities	11,257	12,901

Minority Interests	1,133	299

Stockholders’ Equity:
Common stock	5,741	5,680
Retained earnings	4,501	3,722
Less common stock in treasury	(4,460)	(3,921)
Unearned compensation	(114)	(89)
Accumulated other comprehensive income (loss)	8	(144)

Total Stockholders’ Equity	5,676	5,248

Total Liabilities and Equity	$18,066	$18,448

Note:   Certain prior period amounts have been reclassified to conform with the current period presentation.

GENERAL MILLS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)	The fiscal year ended May 30, 2004 consisted of 53 weeks; fiscal 2005 and 2003 each consisted of 52 weeks. The fourth quarter of fiscal 2004 consisted of 14 weeks compared to 13 weeks in the fourth quarter of fiscal 2005.

(2)	In the fourth quarter of fiscal 2005, we recorded restructuring and other exit costs of $38 million ($23 million after tax) consisting of: $30 million primarily related to the write-down of assets to net realizable value associated with the relocation of our frozen baked goods line from our Boston plant in Chelsea, Massachusetts; $5 million of charges associated with the decision to close our dry mix production at Trenton, Ontario; and $3 million of charges primarily associated with Bakeries and Foodservice severance costs resulting from fourth quarter fiscal 2004 actions.

In the fourth quarter of fiscal 2004, we recorded restructuring and other exit costs of $12 million ($8 million after tax) consisting of: $8 million for severance, primarily related to actions in our Bakeries and Foodservice organization, and $4 million, primarily associated with previously announced closures of manufacturing facilities.

In fiscal 2005, we recorded restructuring and other exit costs of $84 million ($53 million after tax) consisting of: $44 million of charges associated with fiscal 2005 supply chain initiatives to further increase asset utilization and reduce manufacturing and sourcing costs; $30 million of charges related to relocating our frozen baked goods line from our Boston plant; $3 million of charges primarily associated with Bakeries and Foodservice severance; and $7 million of charges associated with restructuring actions prior to fiscal 2005. The fiscal 2005 supply chain actions included decisions to: close our flour milling plant in Vallejo, California; close our par-baked bread plant in Medley, Florida; relocate bread production from our Swedesboro, New Jersey plant; relocate a portion of our cereal production from Cincinnati, Ohio; close our snacks foods plant in Iowa City, Iowa; and close our dry mix production at Trenton, Ontario.

These supply chain actions are also resulting in certain associated expenses, primarily adjustments to the depreciable life of the assets necessary to reflect the shortened asset lives which now coincide with the final production dates at the Cincinnati and Iowa City plants. These associated expenses are being recorded as cost of sales. The fiscal 2005 expense recorded in cost of sales was $2 million and $18 million in the fourth quarter and fiscal year, respectively.

In fiscal 2004, we recorded restructuring and other exit costs of $26 million ($17 million after tax) consisting of: approximately $11 million was related to plant closures in the Netherlands, Brazil and Atwater, California. We recorded an additional $7 million, primarily related to adjustments of costs associated with previously announced closures of manufacturing facilities. In addition, we recorded $8 million for severance, primarily related to realignment actions in our Bakeries and Foodservice organization.

(3)	In March 2005, we commenced a cash tender offer for up to $500 million in aggregate principal amount of our outstanding 6% Notes due in 2012. We purchased $760 million principal amount of the 6% Notes in the tender offer and subsequent open market purchases, resulting in debt repurchase costs of $137 million ($87 million after tax) consisting of $73 million of non-cash interest rate swap losses reclassified from accumulated other comprehensive income and $64 million of purchase premium and other costs.

(4)	On February 28, 2005, Snack Ventures Europe, our snacks joint venture with PepsiCo, Inc., was terminated and our 40.5 percent interest was redeemed. On April 4, 2005, we sold our Lloyd’s barbecue business to Hormel Foods Corporation. We recorded $499 million in pretax gains ($284 million after tax) on these dispositions in fiscal 2005. We recorded an after tax gain of $329 million in the fourth quarter and incurred $45 million of associated taxes in the third quarter.

(5)	In the third quarter of fiscal 2005, we adopted the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (EITF 04-8). The effect of EITF 04-8 has reduced diluted earnings per share by $0.07 and $0.04 for fourth quarter fiscal 2005 and 2004, respectively, and has reduced annual diluted earnings per share by $0.19, $0.15 and $0.08 for fiscal 2005, 2004 and 2003, respectively, related to our contingently convertible debt issued in 2002.

We have a call option on 29 million shares held by Diageo which could offset the EPS impact of this debt.

Basic and diluted earnings per share (EPS) were calculated as follows:

In Millions, Except Per Share Data	Quarter Ended		Fiscal Year Ended

	May 29, 2005	May 30, 2004	May 29, 2005	May 30, 2004	May 25, 2003

Net earnings – as reported	$460	$278	$1,240	$1,055	$917
Interest on convertible
debentures, after tax	5	5	20	20	11

Net earnings for diluted EPS
calculation	$465	$283	$1,260	$1,075	$928

Average number of common
shares – basic EPS	369	378	371	375	369
Incremental share effect from:
Stock options	7	8	8	8	9
Restricted stock, stock rights
and other	2	—	1	1	0
Contingently convertible
debentures	29	29	29	29	17

Average number of common
shares – diluted EPS	407	415	409	413	395

Earnings per Share – Basic	$1.25	$.74	$3.34	$2.82	$2.49
Earnings per Share – Diluted	$1.14	$.68	$3.08	$2.60	$2.35